Exhibit 16.1

April 28, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

I have read Item 4.01 in the Current Report on Form 8-K, dated April 28, 2010, of Dynasty Energy Resources Corp. to be filed with the Securities and Exchange Commission, and I am in agreement with the statements contained therein.

Very truly yours,

/s/ Michael Cronin

Michael Cronin